April 2, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


                                         RE: Filing of Prospectus Supplement
                                             Pursuant to Rule 424;
                                             Registration #333-38370

Gentlemen:

Pursuant to the provisions of Rule 424(b)2 of the Rules and Regulations under the Securities Act of 1933, as amended, we enclose for filing the following copy of the Prospectus Supplement dated April 3, 2002, with respect to the above Registration Statement.

In accordance with Rule 424(c), only the Prospectus Supplement is being filed because it will be attached to a form of Prospectus that previously has been filed. The Prospectus Supplement includes a cross reference on the cover thereof to the date of the related Prospectus.


                                         Very truly yours,

                                         F.N.B. Corporation

                                         /s/John D. Waters

                                         John D. Waters
                                         Vice President and
                                         Chief Financial Officer


JDW/dg
Misc\misc\01\JDWsecexchVI
Enclosures


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PROSPECTUS SUPPLEMENT
(To Prospectus Dated June 13, 2000)

                               F.N.B. CORPORATION

                                  $250,000,000
                                       OF
                     SUBORDINATED TERM NOTES AND DAILY NOTES

      The following interest rates are applicable effective April 3, 2002:


                                                          ANNUAL
                                                       INTEREST RATE
                                                       -------------
  Subordinated Daily Notes                                     4.00%

  Subordinated Special Daily Notes (1):                         n/a

  Subordinated Term Notes
         3 Month                                               4.10%
         6 Month                                               4.20%
         9 Month                                               4.28%
        12 Month                                               4.33%
        15 Month                                                n/a
        18 Month                                               4.52%
        21 Month                                                n/a
        24 Month                                               4.67%
   **   27 Month                                               5.00%
        30 Month                                               4.72%
        36 Month                                               4.76%
        48 Month                                               4.81%
        60 Month                                               4.86%
        84 Month                                               4.91%
       120 Month                                               5.01%

   (1) FNB has discontinued the offer and sale of Special Daily Notes.

   **  With $20,000 minimum purchase

   The Company intends to use the net proceeds from the sale of notes as advances to its consumer finance subsidiary, Regency Finance Company, to fund Regency's lending and purchasing activities and for general corporate purposes of the Company, including mergers and acquisitions.

                This Prospectus Supplement is dated April 3, 2002


          CH\RATES\SECDRA4               djs               03-Apr-02


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